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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 1, 2001

CTN MEDIA GROUP, INC.

Delaware (state of other jurisdiction of incorporation)	0-19997 (Copmmission File Number)	13-3557317 (IRS Employer Identification No.)
3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326 (Address of principal office)

Registrant's telephone number, including area code (404) 256-4444

(Former name or former address, if changed since last report)

Item 5. Other Events.

Acquisition or Disposition of Assets.

    On June 1, 2001, CTN Media Group, Inc., a Delaware corporation referred to herein as CTN, entered into a stock purchase agreement (included as Exhibit 2.1) to sell all of the outstanding shares of common stock, no par value per share, of Armed Forces Communications, Inc. d/b/a Market Place Media, a New York corporation and a wholly-owned subsidiary of CTN, referred to herein as MPM, to MPM Acquisition, Inc., a Delaware corporation, for $28.0 million in cash, subject to certain adjustments to the purchase price, including a working capital adjustment based on MPM's balance sheet as of the closing date. See the Press Release dated June 4, 2001 issued by CTN announcing the sale of MPM attached hereto as Exhibit 99.1.

    The closing of the acquisition is subject to certain conditions, such as the effectiveness of stockholder approval obtained by CTN as required by the Securities Exchange Act of 1934, as amended, and the Delaware General Corporation Law. Unless the Stock Purchase Agreement is terminated pursuant to its terms, the closing of the transactions contemplated in the Stock Purchase Agreement is projected to occur in July 2001, approximately 20 days after the date on which an Information Statement is first mailed to stockholders of CTN pursuant to the requirements of Regulation 14C under the Securities Exchange Act of 1934 or as promptly as practicable thereafter as the various conditions set forth in the Stock Purchase Agreement have been satisfied or waived. The Information Statement will also constitute notice of action taken without a meeting as required by Section 228(a) of the Delaware General Corporation Law.

    Contemporaneously with the execution of the Stock Purchase Agreement, each of U-C Holdings, L.L.C., a Delaware limited liability company and majority stockholder of CTN, and Willis Stein & Partners, L.P., a Delaware limited partnership and the managing member of Holdings, entered into a Voting Agreement (included herewith as Exhibit 99.2) with MPM Acquisition, which provides, among other things, that Holdings will vote in favor of the transactions contemplated by the Stock Purchase Agreement and gives an irrevocable (until the termination of the Stock Purchase Agreement) proxy to certain officers of MPM Acquisition to that effect.

    On May 30, 2001 by written consent without a meeting, Holdings, as holder of approximately 88.2% of the issued and outstanding voting stock of CTN and as sole holder of CTN's issued and outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, approved the Stock Purchase Agreement and the proposed sale of MPM.

    In addition, concurrently with the closing of the Stock Purchase Agreement, Holdings, Willis Stein & Partners II, L.P., a Delaware limited partnership, and Willis Stein & Partners Dutch, L.P., a Delaware limited partnership, will enter into a Limited Guaranty, whereby they will agree to guarantee up to $500,000 for the general indemnification obligations of CTN to MPM Acquisition under the Stock Purchase Agreement. If and to the extent that either Holdings, Willis Stein II or Willis Stein Dutch is required to make payment on any indemnification claim, CTN has agreed, at such payor's election, to issue to Holdings shares of CTN's Series B Convertible Preferred Stock at $15.00 per share in such amount equal to the indemnification claim paid by Holdings, Willis Stein II or Willis Stein Dutch on the terms set forth in that certain Series B Convertible Stock Purchase Agreement between CTN and Holdings dated as of April 5, 2001.

    A portion of the proceeds from the proposed sale of MPM will be used to repay approximately $16.5 million of indebtedness owed by MPM to Canadian Imperial Bank of Commerce. Additionally, approximately $11.0 million of the proceeds from the transaction will be used to repay indebtedness of CTN owed to LaSalle Bank National Association. The remainder of the proceeds received by CTN shall be used for other corporate purposes including the payment of expenses incurred in connection with the sale of MPM.

    As a condition to CTN's entering into the Stock Purchase Agreement, certain private equity funds controlling MPM Acquisition agreed to guaranty the performance of MPM Acquisition under the Stock Purchase Agreement, including, without limitation, the payment of the purchase price, subject to the terms and conditions of the Stock Purchase Agreement.

    The Stock Purchase Agreement may be terminated and abandoned under certain circumstances at any time prior to the closing date thereof by either CTN or MPM Acquisition, or by mutual written consent of CTN and MPM Acquisition. CTN has agreed that, unless the Stock Purchase Agreement is terminated, until August 10, 2001, it will not authorize or permit the sale, disposition or encumbrance of the assets of MPM or consider or solicit any offers, engage in negotiations or make any agreement with respect to any such transaction.

    MPM is a targeted media placement and promotions company that reaches college, minority, military and seniors markets. MPM provides media placement services in specialized newspapers and magazines, radio, television, Internet, and outdoor media. MPM also produces events and provides promotions and public relations services. The primary source of revenue for MPM is from the sale of media placements.

Item 7. Financial Statements And Exhibits.

Exhibit No.	Description of Exhibit

2.1
Stock Purchase Agreement, dated as of June 1, 2001, among MPM Acquisition, Inc., a Delaware corporation, CTN Media Group, Inc., and, with respect to Section 6.3 and 4.14(b) thereof only, Armed Forces Communications, Inc., a New York corporation d/b/a Market Place Media (incorporated by reference to Annex A to CTN's Schedule 14C Information Statement filed on June 8, 2001).
99.1	Press Release
99.2
Voting Agreement, dated as of June 1, 2001, among MPM Acquisition, Inc., a Delaware corporation, U-C Holdings, L.L.C., a Delaware limited liability company and Willis Stein & Partners, L.P., a Delaware limited partnership (incorporated by reference to Annex C to CTN's Schedule 14C Information Statement filed on June 8, 2001).

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SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 12, 2001	CTN MEDIA GROUP, INC.
	By:	/s/ JASON ELKIN Jason Elkin, Chief Executive Officer and Chairman of the Board

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CTN MEDIA GROUP, INC.
SIGNATURE